EXHIBIT 20

Copy Number

___________________

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

Solar Quartz Technologies Corporation

SQTX

Up to 1,000,000 Shares of Common Stock at $1.50 per share,

Minimum Purchase Per Investor – 20,000 Shares

__________________

This Confidential Private Placement Memorandum (the "Memorandum") has been prepared in connection with an offering (the "Offering") of up to 1,000,000 shares of Common Stock, $0.00001 par value (the "Shares") of Solar Quartz Technologies Corporation (the "Company"). The minimum offering amount is 20,000 shares ("Minimum Offering Amount"). The minimum purchase per investor is 20,000 shares, or $30,000.00. Officers and directors of the Company will make offers and sales of the Shares; however, the Company retains the right to utilize any broker-dealers registered with the National Association of Securities Dealers, Inc. ("NASD") and applicable state securities authorities to sell all or any portion of the Shares. If the Company so elects, it may pay such broker-dealers a commission in the amount of up to 13% and a non-accountable expense allowance of up to 5% of the proceeds they have sold. Offers and sales of the Shares will be made only to "Accredited Investors" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"), which includes the Company's officers, directors and affiliates.

We expect the offering to commence on the date of this Memorandum, set forth below. The Offering is scheduled to terminate on November 30, 2017. The Company reserves the right, however, to extend the term of this Offering for a period of up to 30 days. See "The Offering." We reserve the right to reject orders for the purchase of shares in whole or in part, and if a subscription is rejected the subscriber’s funds will be returned without interest the next business day after rejection. The proceeds from the sale will be payable to us in cash. Upon receipt and acceptance of a subscription, the proceeds will be immediately deposited in a bank account of ours to be used as specified herein.

This Memorandum may not be reproduced in whole or in part without the express prior written consent of the Company.

The date of this Confidential Private Placement Memorandum is October 10, 2017.

THIS MEMORANDUM IS FOR CONFIDENTIAL USE AND MAY NOT BE REPRODUCED. DISTRIBUTION THAT IS NOT APPROVED BY THE COMPANY MAY RESULT IN A VIOLATION OF FEDERAL AND STATE SECURITIES REGULATIONS. THIS MEMORANDUM AND ALL ACCOMPANYING MATERIALS SHALL BE RETURNED TO AN AUTHORIZED OFFICER OF THE COMPANY UPON REQUEST.

THE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON ONE OR MORE SPECIFIC EXEMPTIONS FROM REGISTRATION OR QUALIFICATION REQUIREMENTS. SUCH EXEMPTIONS LIMIT THE NUMBER AND TYPES OF INVESTORS TO WHICH THE OFFERING WILL BE MADE. AS A RESULT, THE SECURITIES OFFERED HEREBY ARE OFFERED ONLY TO "ACCREDITED INVESTORS" AS SUCH TERM IS DEFINED IN RULE 501 OF REGULATION D OF THE SECURITIES ACT OF 1933, AS AMENDED.

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK, AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS OR HER ENTIRE INVESTMENT. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS MEMORANDUM IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER FEDERAL AND APPLICABLE STATE SECURITIES LAWS. THERE IS CURRENTLY NO PUBLIC MARKET FOR THE SECURITIES, AND INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE STATEMENTS CONTAINED HEREIN ARE BASED ON INFORMATION BELIEVED BY THE COMPANY TO BE RELIABLE. NO WARRANTY CAN BE MADE THAT CIRCUMSTANCES HAVE NOT CHANGED SINCE THE DATE SUCH INFORMATION WAS SUPPLIED. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL BE ABLE TO SUCCESSFULLY IMPLEMENT ANY OF ITS PLANS, OR THAT ACTUAL FUTURE PLANS AND PERFORMANCE WILL NOT BE MATERIALLY DIFFERENT FROM THE COMPANY'S PRESENT EXPECTATIONS.

ANY INFORMATION OR REPRESENTATIONS CONTAINED IN THE COMPANY'S PROMOTIONAL OR MARKETING SOURCES OTHER THAN THIS MEMORANDUM MAY NOT BE AS CURRENT OR ACCURATE AS INFORMATION OR REPRESENTATIONS CONTAINED IN THIS MEMORANDUM, AND THEIR CONTENTS ARE EXCLUDED FROM THIS MEMORANDUM.

THIS OFFERING IS SUBJECT TO WITHDRAWAL, CANCELLATION OR MODIFICATION BY THE COMPANY WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART FOR ANY REASON OR TO ALLOT TO ANY SUBSCRIBER LESS THAN THE NUMBER OF SHARES SUBSCRIBED FOR OR TO WAIVE CONDITIONS TO THE PURCHASE OF THE SHARES.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS MEMORANDUM AS LEGAL, INVESTMENT OR TAX ADVICE. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OF SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. IN ADDITION, THE OFFERING MATERIALS CONSTITUTE AN OFFER ONLY IF A NAME AND IDENTIFICATION NUMBER APPEAR IN THE APPROPRIATE SPACES PROVIDED ON THE COVER PAGE AND CONSTITUTE AN OFFER ONLY TO THE PERSON WHOSE NAME APPEARS IN THOSE SPACES.

EXECUTIVE SUMMARY

Solar Quartz Technologies Corporation (hereinafter "the Company") is a Colorado corporation located at 21 Water Way Avenue, Suite 300, The Woodlands, Texas 77380

The Company was originally incorporated in Colorado on June 21, 2010 as Vanguard Energy Corporation. Between February 1, 2011 and June 14, 2014, it was involved in the exploration and development of oil and gas properties in southeast Texas.

It never earned a profit and in January of 2013 began investigating the possibility of selling their oil and gas properties.

The Company sold its oil and gas properties in 2014. The sale of the oil and gas properties represented the sale of substantially all of the assets.

On July 1, 2017 the Company authorized an increase in its authorized common shares to 500,000,000 and its authorized preferred shares to 10,000,000.

On July 1, 2017 the Company acquired all of the shares of Solar Quartz Technologies Limited, a company incorporated in New Zealand (“SQTNZ”). These shares were purchased from Solar Quartz Technologies, Inc. (“SQTI”). The agreed value of that company’s assets is US$530 million. We subsequently changed our name to Solar Quartz Technologies Corporation in Colorado and with FINRA, and have also been cleared by FINRA to use the new trading symbol SQTX. The Company issued 213,402,755 new shares of common stock to SQTI in exchange for 122 (100%) of the common shares of SQTNZ. The issuance of these shares was equivalent to 95% of the Company's shares issued, after we issue an additional 10,021,224 shares of common stock to those holders of our common stock immediately prior to the acquisition. The Company does not anticipate any further reorganization of its common stock. We are currently preparing filings of all necessary reports to the SEC with audited financial statements in order to resume our status as fully reporting with the SEC, and subsequently apply to trade on the more senior OTCQX exchange or NASDAQ.

SQTNZ is a corporation that has no prior business activity other than being the title owner of the exclusive mining and development rights for two High Purity Quartz (HPQ) Silica deposits known as Quartz Hill (represented by leases ML 30235, ML 30236 and ML 30237) and White Springs (represented by leases ML 30238 and ML 30239) located in North Queensland, Australia. Together they contain in excess of 15 million tons of High Purity Quartz, which is feedstock in high demand in the marketplace to be used in the production of High Purity Quartz Sand (HPQS).

HPQS is an essential primary material for the manufacture of:

•	Photo-Voltaic (PV) solar panels;
•	Semi-conductors; and
•	AL High-end electronic products
•	Fiber Optical cables
•	Halogen Lamps
•	HD and LCD television screens.
•	Epoxy Mounding Compounds (EMC)

The Company will focus on re-establishing previous Chinese orders for low-end sales of unprocessed raw quartz from the mine sites directly from the Pre-Processing Factory currently being established in Townsville, North Queensland, Australia. The SQTX management team is highly optimistic following strong indications from the Australian Federal Government's Clean Energy Fund ($ One Billion) that they may fund the first stage funding requirement of $10 million to build the Pre-Processing Factory as well as the second stage funding of US$30 million required to build the high tech HPQS production factory land to be developed con-currently with the Townsville based Pre-processing factory. These fundings are not in place at this time, but we are confident regarding the positive outcome of important high-level discussions with the Director/CEO of the Clean Energy Fund in Brisbane, Australia

1. THE OFFERING

The Company intends to raise a minimum of $30,000.00 and a maximum of $1,500,000.00 in this Offering to fund the continued growth of our business. The Common Stock will be offered in a private Rule 144 placement offering under applicable state securities laws, and in reliance upon the representations and warranties of each of the purchasers that they are purchasing the Common Stock for investment purposes and not with a view to any resale or distribution thereof, (the "Conversion Ratio"). At the option of the holders, the Shares will be convertible into Common Stock at the then Conversion Ratio at any time prior to redemption. The Shares will be converted automatically into Common Stock at the Conversion Ratio then in effect upon the closing of an initial public offering. The company commits to issue 10 shares for each share purchased at no additional cost within 3 months from the execution date of this Offering.

The Offering is being made, at least, until the Minimum Offering Amount of $30,000 is raised. Proceeds received prior to raising the Minimum Offering Amount will be held in an escrow account with the Company's bank. Upon raising the Minimum Offering Amount, these proceeds will be released for use by the Company and, thereafter, 100% of the proceeds raised in the Offering, up to the Maximum Offering Amount of $1,500,000 will be immediately available for use by the Company without impound or escrow.

The net proceeds from the sale of the Shares offered hereby will be approximately $1,230,000 if all 1,000,000 shares are sold. The net proceeds from this offering will be used to expand marketing, sales and distribution capabilities and provide working capital. The following itemizes the intended use of proceeds:

Broker Commissions and Offering Expenses	$270,000
Marketing	$200,000
Factory Funding Process	$200,000
Working Capital	$830,000
Total Proceeds	$1,500,000

The expenditures projected in the foregoing list are estimates based on management projections of the operating needs of the business. Although the amounts set forth represent our present intentions with respect to proposed expenditures, actual expenditures may vary substantially, depending upon future developments such as marketing decisions, sales activity, and certain other factors.

The following table sets forth the actual capitalization of the Company prior to the Offering and as adjusted to reflect receipt of the Maximum Offering Amount proceeds from the issuance and sale of all 1,000,000 Shares in the Offering.

Minimum Offering

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price/Share
Shareholders at June 30, 2017 (1)	1,002,134	0.47%	$6,319,899	99.52%	$6.31
Seller of SQTNZ (2)	213,402,755	99.52%	N/A	N/A	N/A
New Investors (1)	20,000	0.01%	$30,000	0.48%	$1.50
Total	214,424,889	100.00%	$6,349,899	100.00%
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(1) Does Not Include 10 Shares to be issued for each 1 Share Purchased
(2) All Costs associated with Acquisition of Leases owned by SQTNZ absorbed by affiliates

Maximum Offering

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price/Share
Shareholders at June 30, 2017 (1)	1,002,134	0.47%	$6,319,899	80.80%	$6.31
Seller of SQTNZ (2)	213,402,755	99.07%	N/A	N/A	N/A
New Investors (1)	1,000,000	0.46%	$1,500,000	19.20%	$1.50
Total	215,404,889	100.00%	$7,819,899	100.00%
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(1) Does Not Include 10 Shares to be issued for Each 1 Share Purchased
(2) All Costs associated with Acquisition of Leases owned by SQTNZ absorbed by affiliates

The total shareholder's equity was ($286,434) at June 30, 2017. (See financial statements below)

The following description of certain matters relating to the securities of the Company does not purport to be complete and is subject in all respects to applicable Colorado law and to the provisions of the Company's articles of incorporation ("Articles of Incorporation") and bylaws (the "Bylaws").

Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. The holders of Common Stock do not have preemptive rights or rights to convert their Common Stock into other securities. Holders of Common Stock are entitled to receive, pro rata, such dividends as may be declared by our Board of Directors out of legally available funds. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and the liquidated preference to preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding are fully paid, validly issued and non-assessable

The certificates representing the Shares being offered hereby will bear a legend to the effect that the Shares represented by the certificate are not registered under the Act, or under the securities laws of any state, and therefore cannot be transferred unless properly registered under the Act or pursuant to an opinion of counsel satisfactory to counsel to the Company that an exemption from the Act is available.

The following table sets forth certain information, as of June 30, 2017 and as adjusted to give effect to the Offering, regarding the beneficial ownership of the Common Stock by (i) each beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, and each executive officer of the Company, and (iii) by all executive officers, directors of the Company as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class	Percentage Owned After Minimum Amount is Raised	Percentage Owned After Maximum Amount is Raised

Roger T. May	-	0%	0.000%	0.000%
88 Lorimer St.
Melbourne, Victoria 3008,Australia

Warren M. Dillard	-
21 Waterway, Ste.
300
The Woodlands, TX 77380

Steven M. Powers (1)	7,500	0.003%	0.003%	0.003%
2426 Topanga Canyon Blvd.
Topanga, CA 90290

David AB Halstead	-	0%	0.000%	0.000%
Level 1, 19 Auburn St
Newton, Auckland 1023, New Zealand

Michael Selsman	-	0%	0.000%	0.000%
433 N. Camden Dr., Ste. 500
Beverly Hills, CA 90212

All officers and directors as a group (5 persons)	7,500	0.003%	0.003%	0.003%

Total class:	214,404,889	214,424,889	215,404,889

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(1) Entitled to 10 shares of common for each share owned

The Company currently intends to retain its earnings for future growth and, therefore, do not anticipate declaring any dividends in the foreseeable future. The Company would expect that determinations to pay dividends on its shares would be based primarily upon the financial condition, results of operations, regulatory and business capital requirements, any restrictions contained in financing or other agreements binding upon the Company, and other factors that the board of directors deems relevant.

2. BUSINESS PLAN

The Company is proceeding to establish its new commercial production level High Purity Quartz Sand (HPQS) factory. HPQS production worldwide never meets the demand from the solar Phto-Voltaic crucible and semi-conductor industries. There are only three significant commercial HPQS manufacturers worldwide. The SQTX technology team has a long established and proven track record of their technological production capability of making Solar grade HPQS in compliance with global solar and semiconductor industry quality and purity standards. SQTX’s executive management team has 6-10 years’ experience in all facets of the production of specialized HPQ products critical for the high-end solar and electronics components industry. SQTX has the added significant advantage of owning 15 million tons its own 99% pure high purity silica deposits, capable of providing 25 to 30 years supply of HPQ feed-stock for the HPQS products. SQTX is seeking to raise additional development funds of US$38 million, with an initial US$10 million, from an Industry Joint Venture partner, Equity investor or appropriate Lender.

High purity quartz (“HPQ”) and HPQ sands (“HPQS”) are extensively used during the manufacturing of mono-crystalline silicon, through the Czochralski process, in crucibles in which silicon ingots are produced for use in solar cell and all electronics, and semi-conductor manufacturing. HPQ is the only preferred material for this process and the essential crucibles, as it shares the same element (Si) and is almost non-reactive, assuring high quality silicon ingots. Apart from this, High Purity Quartz (HPQ) also finds primary applications in advanced lighting, telecom, optic and microelectronics industry. HPQS/powders are required for epoxy molding compound (EMC) used in manufacture of most electronic semiconductors, and is a fast growth sector, which includes auto electronics.

The company plans significant new funding in order to initiate revenues from exploiting its considerable resources:

Stage One – US$ 10 Million – Townsville Pre-Processing Factory “ SQ1” and “SQ5” Products

The company will initially seek $10 million to sponsor the generation of early revenue from sales of un-processed raw quartz directly from the Quartz Hill mine site. The raw quartz rock will be shipped to the new Townsville Pre-Processing Factory for low-cost preparation involving high pressure washing, crushing and sizing, ready for shipping to international markets. SQT management is confident of re-establishing previous US$ 100 Million plus orders from China and several other new emerging markets that require basic HPQ for their own “value adding” production centers. While SQTX considers generation of early sales revenues is a vital function, the Pre-Processing Factory will also produce “SQ5” Feedstock for the new Commercial Scale HPQS Factory to generate sales into the solar industry, semi-conductor and all high-end electronics markets. By building the new Townsville factory, Stage One funding will provide a base for international sales operations focusing on generating high volume, low-end sales revenues from largely unprocessed quartz. The factory is designed with more than enough production capacity to meet both SQ5 feedstock and low-end production demands.

Stage Two – US$ 20 Million - HPQS Production Factory - “SQ7” Products

These funds will be needed six (6) months after the initial US$10 million. Funds will pay for establishing the fully operational Solar Grade, or Crucible Grade HPQS manufacturing facility. The factory will focus on manufacturing Solar Grade, or Crucible Grade HPQS products to world standard purity grade HPQS, for supply to all high-end electronics manufacturers. The Solar industry utilizes SQ7 HPQS extensively. This operational segment is the most challenging, requiring almost spotless production facilities and high-tech Clean Rooms, to insure ultimate high purity standards in the production process. The SQTX technical team has a previous proven ability to meet these standards and successfully achieve appropriate production quality for solar and crucible grade HPQS.

Stage Three - US$ 8 million - Factory Up-Grade Semi-Conductor Grade-“SQ9” Products

This funding is scheduled for one year after receipts of the Stage Two funding and will be used to purchase additional high-level refining equipment and meet the cost of facility upgrades to the existing HPQS factory to facilitate production of SQ9 semi-conductor grade HPQ. This grade of HPQ is the highest purity and yields the largest profit margin. It is extensively used in the semiconductor industry for tool wear applications and has consistent market demand. Semi-conductor grade SQ9 requires SQ7 solar grade HPQS as essential feedstock to enable manufacture of SQ9 semi-conductor

3. MANAGEMENT

The following table sets forth each director, principal director, and other control person:

Name	Age	Position
Roger T. May	71	Principal Director

Warren M. Dillard	75	Chief Executive, Financial and Accounting Officer and Director

Steven M. Powers	75	Vice President, Secretary and Director

David AB Halstead	70	Director

Michael Selsman	80	Director

Roger T. May - Mr. May has extensive international business experience over the last 40 years. He resided in the USA for 22 years, returning to Australia in September 2001. He is a recognized expert in "start-up" enterprises from inception to fully operational commercial ventures. He is regarded as an excellent corporate leader and successful achiever. He overcomes obstacles with great ability, tenacity, flexibility and creative initiative. Mr. May is regarded as an acknowledged visionary and creator combined with strong implementation skills. His capital raising skills have yielded tens of millions of dollars. Mr. May has been the Founder, Chairman & CEO of five (5) publicly listed companies in USA and Australia. He resided in the U. S. for 22 years, where he founded several high-tech. communications and mineral resource development companies. He is presently focused on global commercialization of primary component material essential in manufacture of PV Solar panels, Semi-conductor, and all high-end electronics in the USA and Australia.

Warren M. Dillard – Mr. Dillard has been our President, Chief Executive, Financial and Accounting Officer and a director since June 2010. Since February 2011 Mr. Dillard has been our Principal Financial and Accounting Officer. He has previously managed mutual funds with the American Funds group of funds, was CFO of Pepperdine University and has been active in the development of numerous early stage companies in a variety of industries. Since 2005, Mr. Dillard has served as the President and a director of Enercor, Inc., a private corporation involved in oil and gas exploration and development in the western United States. Since the spring of 2010, Mr. Dillard’s involvement with Enercor has been minimal. Mr. Dillard holds a degree in Accounting from Texas A & M University and an MBA in Finance from the Harvard Business School.

Steven M. Powers - Mr. Powers has been a director since June 2010. Since February 2011, Mr. Powers has been our Vice President of Business Development and our Secretary. Since 2005, Mr. Powers has served as Chief Executive Officer, Chairman and a director of Enercor, Inc., a private corporation involved in oil and gas exploration and development. Prior to his association with Enercor, Mr. Powers was a real estate developer. Mr. Powers earned a degree in philosophy from the University of California at Santa Barbara as well as an MBA from the University of California at Los Angeles.

David AB Halstead– Mr. Halstead has been a director since July 1, 2017. David has a wide range of corporate, secretarial and trusts experience, in both offshore and onshore companies. In 1973 he became a partner in a local chartered accounting firm and in 1984 a principal in the Hong Kong office of Coopers & Lybrand [now PWC] specializing in international corporate and secretarial services, and offshore tax structures. Upon his return to Auckland in 1994, he established and operated, several integrated medical centers, a surgical hospital in Auckland and a state of the art diagnostic center. He then spent 3 years working with World Vision fund raising for its micro finance arm “Vision Fund” involved with the capitalization and establishment of Vision Fund Cambodia. Reflecting his interest in health care delivery, in 2003 to this day, he became, and is a Trustee of the New Zealand based international medical aid charity, Medical Aid Abroad. Since 2006, David has acted as a director, company secretary and treasurer for a group of international clients. Contemporaneously he established and operated, until recently, a unique world-first web based joint venture service for the New Zealand Government processing immigration medicals online in a secure platform through a company called NZimed Limited.

He is a director of an immigration sector “lead generation” company, Leadgen Matrix Ltd, Business Epic Ltd, a company focused on assisting baby boomer SME owner operators maximize their business exit strategies and value, and Asia Capital (China) Ltd, a NZ registered Financial Services Provider facilitating investment into Australia and New Zealand. He is a director of several Hong Kong and Singapore companies as well as other NZ entities. Mr. Halstead was educated at Kings College, Auckland, the son of a former New Zealand Cabinet Minister and diplomat. He is a graduate of the University of Auckland with a Bachelor of Commerce and further qualifications in accounting and taxation.

Michael Selsman– Mr. Selsman is a Principal of Public Communications Company, Beverly Hills, CA, representing publicly traded companies as a consultant in both public relations and investor relations. He also conducts research and writes due diligence reports for brokerages, public and private companies (www.publiccommunicationsco.com). He is also a partner in Troika Publishing Media, a digital new media company.

Mr. Selsman has held public relations and publicity positions with 20th Century Fox, Paramount Pictures and Artists Agency Corporation (now ICM), representing such entertainment celebrities as Judy Garland, Marilyn Monroe, Peter Sellers, James Stewart, among others. He has also represented authors including Truman Capote, Ronald Dahl and others. He has also advised political campaigns of Diane Feinstein, U.S. Senator from California and others.

Directors will hold office until their successors have been elected or qualified at an annual shareholders' meeting, or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Officers of the Company serve at the discretion of the Board of Directors.

We may establish an informal Executive Advisory Board with appointments made by the Board of Directors. The role of the Executive Advisory Board will be to assist our management with general business and strategic planning. We intend to compensate Executive Advisory Board members with any combination of cash, common stock, or stock options.

Our Articles of Incorporation and bylaws provide blanket indemnification for our directors and officers to the fullest extent permissible under Colorado law. The Company has entered into indemnification agreements with members of the management team that indemnify, defend and hold harmless these members from liability incurred in connection with their duties as officers and directors of the Company.

We will maintain insurance policies under which the directors and officers of the Company will be insured, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions in their respective capacities as directors or officers, including liabilities under the Securities Act.

4. HISTORICAL FINANCIAL INFORMATION

	June 30,	September 30,
	2017	2016
	(Unaudited)	(Unaudited)
ASSETS	$	$
Current assets
Cash and cash equivalents	66	35
Other receivables	-	966
Total current assets	66	1,001

Debt issuance costs	-	-

Total assets	$66	$1,001

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	62,772	51,212
Accrued interest payable	44,003	36,044
Accrued liabilities	23,885	17,511
Short term notes payable	85,000	85,000
Other liabilities	92	92
Current portion of notes payable	70,747	70,747
Total current liabilities	$286,500	$260,606

Stockholders' deficit
Preferred stock, $0.00001 par value; 5,000,000 shares
authorized; none issued or outstanding	-	-
Common stock, $0.00001 par value; 100,000,000 and 50,000,000 shares authorized; 1,002,134 and 979,109 shares issued and
outstanding	1,002	1,002
Additional paid-in capital	6,318,920	6,318,920
Accumulated deficit	(6,606,356)	(6,579,527)

Total stockholders' deficit	(286,434)	(259,605)

Total liabilities and stockholders' deficit	66	1,001

	Three Months Ended June 30		Nine Months Ended June 30
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Sales	$-	$-	$-	$-

Costs and expenses
General and administrative	3,788	11,005	12,522	27,549
Total costs and expenses	3,788	11,005	12,522	27,549

Loss from operations	(3,788)	(11,005)	(12,522)	(27,549)

Other income (expense)
Other income	27	-	27	-
Interest expense	(2,653)	(5,510)	(7,959)	(9,755)
Other interest costs	(2,125)	-	(6,375)	(4,948)
Gain on debt extinguishment	-	-	-	91,102
Total other income (expense)	(4,751)	(5,510)	(14,307)	76,399

Net Income (Loss) before income taxes	(8,539)	(5,500)	(26,829)	48,850

Provision for income taxes	-	-	-	-

Net Income (Loss)	$(8,539)	$(16,515)	$(26,829)	$48,850

Income (Loss) per share:
Basic and diluted	$(0.01)	$(0.02)	$(0.03)	$0.05

Weighted average shares outstanding	1,002,134	1,002,134	1,002,134	1,002,134

	Nine Month ended June 30,
	2017	2016
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net Income (loss)	$(26,829)	$48,850
Adjustments to reconcile net income/(loss)
to net cash from operating activities:
Gain on debt extinguishment	-	(76,190)
Change in operating assets and liabilities:
Other assets	966	(966)
Accounts payable	11,560	(6,217)
Accrued interest payable	7,959	(5,180)
Accrued liabilities	6,374	4,923
Other liabilities	0	(183)
Net cash from operating activities	31	(34,963)

Cash flows from financing activities
Issuance of common stock	-	23
Issuance of short term note payable	-	35,000
Net cash from financing activities	-	35,023

Net change in cash and cash equivalents	31	60

Cash and cash equivalents
Beginning of period	35	5

End of period	$66	$65

Supplemental cash flow information

	Three Month ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)
Noncash investing and financing activities:
Issuance of shares for settlement of debt	-	$23,025

The accompanying notes are an integral part of these consolidated financial statements:

BASIS OF PRESENTATION – Note 1

These unaudited consolidated financial statements of Vanguard Energy Corporation (Vanguard or the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In the opinion of management, these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. Certain information, accounting policies and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to Securities and Exchange Commission (SEC) rules and regulations. These financial statements should be read along with Vanguard’s audited financial statements as of September 30, 2016.

Going Concern – The Company has incurred cumulative net losses since its inception and will require capital for future operating activities to take place. The Company's ability to raise new funds through the future issuances of debt or common stock is unknown. The obtainment of additional financing, the successful development of a plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern.

Future issuances of the Company's equity or debt securities will be required in order for the Company to finance operations and continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Note 2

As of June 30, 2017, Vanguard’s significant accounting policies were consistent with those discussed in the audited financial statements as of September 30, 2016.

Earnings (Loss) Per Share—Basic earnings (loss) per share have been calculated based upon the weighted-average number of common shares outstanding. Diluted earnings per share have been calculated based upon the weighted-average number of common and potential common shares. The calculation of diluted weighted-average shares outstanding for the three-month periods ended June 30, 2017 and 2016 excludes 5,374 and 62,974 shares, respectively, issuable pursuant to outstanding warrants, stock options and debt conversion features because their effect is anti-dilutive.

SUBSEQUENT EVENT – Note 3

On July 1, 2017 the company acquired all of the shares of Solar Quartz Technologies Limited, a company incorporated in New Zealand (“SQTNZ”). These shares were purchased from Solar Quartz Technologies, Inc. (“SQTI”). The agreed value of that company’s assets is US$530 million. We subsequently changed our name to Solar Quartz Technologies Corporation in Colorado and with FINRA, and have also been cleared by FINRA to use the new trading symbol SQTX. In July 2017 the Company issued 213,402,755 new shares of common stock to SQTI in exchange for 122 (100%) of the common shares of SQTNZ. The issuance of these shares was equivalent to 95% of the Company's shares issued, after we issue an additional 10,021,224 shares of common stock to those holders of our common stock immediately prior to the acquisition. The Company does not anticipate any further reorganization of its common stock. We are currently preparing filing all necessary reports to the SEC with audited financial statements to resume our status as fully reporting with the SEC, and subsequently apply to trade on the more senior OTCQX exchange or NASDAQ.

SQTNZ is a corporation that has no prior business activity other than being the title owner of the exclusive mining and development rights for two High Purity Quartz (HPQ) Silica deposits known as Quartz Hill (represented by leases ML 30235, ML 30236 and ML 30237) and White Springs (represented by leases ML 30238 and ML 30239) located in North Queensland, Australia. Together they contain deposits in excess of 15 million tons of 99% pure High Purity Quartz which is feedstock in high demand in the marketplace to be used in the production of High Purity Quartz Sand (HPQS) based on independent professional reports.

HPQS is an essential primary material for the manufacture of: Photo-Voltaic (PV) solar panels; Semiconductors; all High-end Electronic products; Fiber Optical cables; Halogen Lamps; HD and LCD television screens; and Epoxy Mounding Compounds (EMC).

CONVERTIBLE NOTES PAYABLE – Note 4

At June 30, 2017, convertible notes totaling $70,747 remained outstanding together with accrued interest of $44,003.

INCOME TAXES – Note 5

The Company estimates its annual effective income tax rate in recording its quarterly provision for income taxes in the various jurisdictions in which the Company operates. Statutory tax rate changes and other significant or unusual items are recognized as discrete items in the quarter in which they occur. The Company recorded no income tax expense for the nine-month period ended June 30, 2017 because the Company estimates it will record no income tax expense for the tax year ending September 30, 2017. The Company has a valuation allowance that fully offsets net deferred tax assets.

5. RISK FACTORS

Investment in our Shares involves a high degree of risk and should be regarded as speculative. You should consider investing in our Shares only if you can afford the loss of your entire investment. Accordingly, you should consider carefully the following factors, in addition to the other information concerning our Company and our business contained in this Memorandum, before purchasing the Shares offered hereby. The following factors are not to be considered a definitive list of all the risks associated with an investment in our Shares.

Unanticipated obstacles to execution of business plan

Our proposed plan of operation and prospects will depend largely upon our ability to successfully establish Company's presence in a timely fashion, retain and continue to hire skilled management, technical, marketing and other personnel; and attract and retain significant numbers of quality business partners and corporate clients. There can be no assurance that we will be able to successfully implement our business plan or develop or maintain future business relationships, or that unanticipated expenses, problems or technical difficulties which would result in material delays in implementation will not occur.

Competition

The market can be highly competitive. Even though there are high barriers to entry, we expect that it’s possible competition will intensify in the future. We believe that numerous factors, including price, client base, brand name, and general economic trends (particularly unfavorable economic conditions adversely affecting consumer investment), could impact the market. Increased competition could result in significant price competition, which in turn could result in lower revenues, which could materially adversely affect our potential profitability.

Over Reliance on Management

We depend on our senior management to work effectively as a team, to execute our business strategy and business plan, and to manage employees and consultants. Our success will be dependent on the personal efforts of key personnel. Any of our officers or employees can terminate his or her employment relationship at any time, and the loss of the services of such individuals could have a material adverse effect on our business and prospects..

Forward Looking Statements

This Memorandum contains forward-looking statements that are based on our current expectations, assumptions, estimates, and projections about our business, our industry, and the industry of our clients. When used in this Memorandum, the words "expects," anticipates," "estimates," "intends," "believes," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this Memorandum should be read as being applicable to all related forward-looking statements wherever they appear in this Memorandum.

ADDITIONAL INFORMATION

As a prospective investor, you and your professional advisors are invited to review any materials available to us relating to our Company, our plan of operation, our management and financial condition, this Offering and any other matter relating to this Offering. We will afford you and your professional advisors the opportunity to ask questions of, and receive answers from, our officers concerning such matters and to obtain any additional information (to the extent we possess such information and can acquire it without unreasonable expense) necessary to verify the accuracy of any information set forth in the Memorandum. All such information and materials may be requested from Roger May at rm@sqt.solar.com.

Investment in the Shares involves significant risks and is suitable only for persons of adequate financial means who have no need for liquidity with respect to this investment and who can bear the economic risk of a complete loss of their investment. The Offering is made in reliance on exemptions from the registration requirements of the Securities Act and applicable state securities laws and regulations.

The suitability standards discussed below represent minimum suitability standards for prospective investors. The satisfaction of such standards by a prospective investor does not necessarily mean that the Shares are suitable investment for such prospective investor. Prospective investors are encouraged to consult their personal financial advisors to determine whether an investment in the Shares is appropriate. The Company may reject subscriptions, in whole or in part, in its absolute discretion.

The Company will require each investor to represent in writing, among other things, that (i) by reason of the investor's business or financial experience, or that of the investor's professional advisor, the investor is capable of evaluating the merits and risks of an investment in the Shares and of protecting its own interests in connection with the transaction (ii) the investor is acquiring the Shares for its own account, for investment only and not with a view toward the resale or distribution thereof, (iii) the investor is aware that the Shares have not been registered under the Securities Act or any state securities laws, (iv) the investor is aware of, and has executed and delivered, the subscription agreement to be entered into in connection with the purchase of the Shares, (v) the investor is aware of the absence of a market for the Shares, and (vi) unless otherwise approved by the Company, such investor meets the suitability requirements set forth below.

Except as set forth below, each investor must represent in writing that he or she qualifies as an "accredited investor," as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and must demonstrate the basis for such qualification. Such qualification will be outlined in detail in the Subscription Agreement.

Solar Quartz Technologies Corp.

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Offeree